Exhibit 99.1

Liberty Interactive Corporation Announces Management Changes

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq:  QVCA, QVCB, LVNTA, LVNTB) today announced the following management changes effective as of October 1st.

Mark D. Carleton has been appointed to the position of Chief Financial Officer and will continue to report to Greg Maffei, Liberty Interactive’s President and CEO.  As Chief Financial Officer, Mr. Carleton will oversee all accounting and treasury functions at Liberty Interactive.  Mr. Carleton most recently served as Chief Development Officer, and has held several senior executive positions at Liberty Interactive’s predecessors.  Prior to joining Liberty Interactive’s predecessors, Mr. Carleton served as a partner in the accounting firm of KPMG, where he had overall responsibility for the communications sector and served on KPMG’s board of directors.

Christopher W. Shean has been appointed Senior Advisor and will continue to report to Mr. Maffei. Mr. Shean will continue to oversee certain of Liberty Interactive’s significant investments.  He also will continue to serve as Liberty Interactive’s designee to the boards of Expedia, Inc. and FTD Companies, Inc. and is expected to serve as the President and CEO of Liberty Expedia Holdings, Inc. when the previously announced split-off occurs.  Mr. Shean has been Chief Financial Officer since 2011 and has held other senior executive positions with Liberty Interactive and its predecessors since 2000. In connection with assuming his new role, Mr. Shean will no longer serve as Chief Financial Officer of Liberty Interactive.

Albert E. Rosenthaler has been appointed to the position of Chief Corporate Development Officer and will continue to report to Mr. Maffei.  As Chief Corporate Development Officer, Mr. Rosenthaler will be responsible for identifying and pursuing investment and other opportunities and will assist in setting strategic direction to maximize shareholder value.  Mr. Rosenthaler will also oversee Liberty Interactive’s senior tax officer who will have day-to-day responsibility for aspects of Liberty Interactive’s tax strategies and compliance.  Mr. Rosenthaler most recently served as Chief Tax Officer, and has served as top tax officer for Liberty Interactive and its predecessors since 2002.  Prior to joining Liberty Interactive’s predecessors, he was a tax partner at Arthur Andersen serving clients in the cable television, telecommunications, oil and gas, public utilities and financial services businesses.

"We are pleased to announce these management changes, which will benefit the organization," said Greg Maffei. "We congratulate Mark, Chris, and Albert and look forward to their continued service at Liberty Interactive in these new roles.”

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Liberty Broadband Corporation and FTD, its subsidiaries Bodybuilding.com and Evite, and minority interests in Interval Leisure Group, Time Warner, Lending Tree and Charter.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420